Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Board of Directors and Stockholders
Local.com Corporation
We consent to the incorporation by reference in the registration statements (No. 333-120638, No. 333-127810, No. 333- 145633, No. 333-151414, and No. 333-162396) on Form S-8 and the registration statements (No. 333-172212, No. 333-171725, No. 333-148617, No. 333-147494, No. 333-145580, No. 333-141890, and No. 333-129539) on Form S-3 of Local.com Corporation (the “Company”) of our report dated March 16, 2011, relating to the Company’s financial statements, financial statement schedule and internal controls over financial reporting included in the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2010, and to the reference to us under the heading “Experts” in the Prospectuses, which is part of the registration statements.
/s/ HASKELL & WHITE LLP
Irvine, California
April 29, 2011